Ernst & Young LLP
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Chicago, Illinois 60606-1787

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May 31, 2013
Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated May 31, 2013, of Lawson Products, Inc. and are in agreement with the statements contained in the paragraphs one through four on page one therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young, LLP